As filed with the Securities and Exchange Commission on May 15, 1998
                                                 Registration No. 333-__________
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           ---------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           ---------------------------

                                  CD RADIO INC.
             (Exact name of Registrant as specified in its charter)

          DELAWARE                                         52-1700207
(State or other jurisdiction of                (IRS Employer Identification No.)
 incorporation or organization)

                           ---------------------------

                        SIXTH FLOOR, 2175 K STREET, N.W.
                             WASHINGTON, D.C. 20037
                                  202-296-6192
       (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                                DAVID MARGOLESE
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                                  CD RADIO INC.
                        SIXTH FLOOR, 2175 K STREET, N.W.
                             WASHINGTON, D.C. 20037
                                  202-296-6192

       (Name, address, including zip code, and telephone number, including area code, of agent for service)

                           ---------------------------

                                   Copies to:

                               LEONARD V. QUIGLEY
                               MITCHELL S. FISHMAN
                    PAUL, WEISS, RIFKIND, WHARTON & GARRISON
                           1285 AVENUE OF THE AMERICAS
                          NEW YORK, NEW YORK 10019-6064
                                  212-373-3000
                           ---------------------------

                  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED
                                 SALE TO PUBLIC:

                  At such time or from time to time after the
                  effective date of this Registration Statement
             as the respective Selling Stockholders shall determine.
                           ---------------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                           ---------------------------

                         CALCULATION OF REGISTRATION FEE


      TITLE OF EACH CLASS          AMOUNT TO BE          PROPOSED MAXIMUM              PROPOSED MAXIMUM             AMOUNT OF
 OF SECURITIES TO BE REGISTERED     REGISTERED       OFFERING PRICE PER SHARE      AGGREGATE OFFERING PRICE    REGISTRATION FEE (3)
                                                                (2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
$0.001 per share................   2,784,322 (1)              $30.12                     $83,863,778                 $24,740
------------------------------------------------------------------------------------------------------------------------------------

(1) This Registration Statement also relates to such additional indeterminate number of shares of Common Stock as may be issued upon the payment of dividends, at the option of the Company, on the 10 1/2% Series C Convertible Preferred Stock in accordance with the terms thereof. No filing fee for these shares is required.
(2) Calculated pursuant to Rule 457(c) under the Securities Act of 1933 based on the average of the high and the low prices reported by the Nasdaq National Market on May 11, 1998.
(3) Calculated pursuant to Rule 457(c) under the Securities Act of 1933 based on 2,784,322 shares of Common Stock issuable pursuant to the Common Stock Purchase Warrants and upon conversion of the 177,178 shares 10 1/2% Series C Convertible Preferred Stock that correspond to the Warrant Shares (as defined herein).

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


PROSPECTUS         Preliminary Prospectus Dated May 15, 1998
----------

                                2,784,322 Shares


                                  CD Radio Inc.


                                  COMMON STOCK
                                  ------------

         This Prospectus pertains to the offer and sale from time to time of up to approximately 2,784,322 shares (the "Offered Shares") of the common stock, par value $0.001 per share (the "Common Stock"), of CD Radio Inc. ("CD Radio" or the "Company") by or for the account of the holders of such Offered Shares (collectively, the "Selling Stockholders"). See "Selling Stockholders." The Offered Shares consist of shares of Common Stock issuable (i) upon exercise of warrants to purchase 177,178 shares (the "Warrant Shares") of the Company's 10 1/2% Series C Convertible Preferred Stock (the "Series C Preferred Stock") issued pursuant to the Preferred Stock Warrant Agreement (the "Warrant Agreement") entered into by the Company and Libra Investments, Inc. ("Libra") as of April 9, 1997 and the conversion of such Warrant Shares into shares of Common Stock, plus such additional number of shares of Common Stock issuable upon conversion of such Warrant Shares as may be issued pursuant to the anti-dilution provisions of the Warrant Agreement, (ii) upon the payment of dividends on the Warrant Shares that are paid in shares of Common Stock, while such Warrant Shares are issued and outstanding, (iii) upon the exercise of the right to subscribe for and purchase up to 1,740,000 shares of Common Stock granted by the Company to Everest Capital Master Fund, L.P. ("Everest") pursuant to the Everest Common Stock Purchase Warrant, dated as of October 31, 1997 and (iv) upon the exercise of the right to subscribe for and purchase up to 60,000 shares of Common Stock granted by the Company to The Ravich Revocable Trust of 1989 pursuant to the Common Stock Purchase Warrant, dated as of October 31, 1997.

         A share of Series C Preferred Stock may be converted at the option of the holder thereof into the number of fully paid and non-assessable shares of Common Stock obtained by dividing $100 by the initial conversion price of $18.00. The conversion price of the Series C Preferred Stock is subject to certain adjustments, including adjustments for stock splits, stock combinations and similar events. Assuming the absence of such events, the Company will be obligated to issue a total of approximately 984,322 shares of Common Stock upon conversion of all Warrant Shares. Dividends on shares of Series C Preferred Stock will accrue quarterly at the rate per share of 2.625% of the sum of (i) $100 and (ii) all accrued and unpaid dividends, if any, whether or not declared, from the date of issuance of such shares to the applicable dividend payment date. Dividends on shares of Series C Preferred Stock may be paid, at the option of the Company, either (i) in cash, (ii) in shares of Common Stock or (iii) in any combination of cash and shares of Common Stock. Accordingly, the number of shares of Common Stock indicated to be issuable in connection with such transactions and offered for resale hereby is an estimate, is subject to adjustment and could be materially more or less than such estimated amount depending upon factors which cannot be predicted by the Company at this time, including the duration of the period during which any Warrant Shares are outstanding and the extent to which the Company during such period elects to pay dividends on such Warrant Shares in shares of Common Stock.

         The Common Stock Purchase Warrants issued by the Company to Everest Capital Master Fund, L.P. and The Ravich Revocable Trust of 1989 (collectively, the "Common Stock Purchase Warrants") are exercisable at a price of $50.00 per share at any time (x) following the occurrence of a Change of Control (as defined in such warrants) or (y) during the period from and including June 15, 1998 until June 15, 2005. During the period within which these warrants may be exercised, the Company is obligated at all times to have authorized and reserved a total of 1,800,000 shares of Common Stock to provide for the exercise of the rights represented by such warrants.

         The Shares offered hereby may be sold by the Selling Stockholders directly or through agents, underwriters or dealers as designated from time to time or through a combination of such methods. The Company will receive none of the proceeds from any sale of Offered Shares by or for the account of the Selling Stockholders. The Selling Stockholders and any broker-dealers that participate with one or more of the Selling Stockholders in the distribution of the Offered Shares may be deemed to be underwriters and any commissions received or profit realized by them in connection with the resale of the Offered Shares might be deemed to be underwriting discounts and commissions under the Securities Act. See "Selling Stockholders" and "Plan of Distribution." The Company has agreed to bear substantially all of the expenses relating to this registration, other than underwriting discounts and commissions. In addition, the Company has agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act. See "Selling Stockholders" and "Plan of Distribution." The Common Stock is quoted on the Nasdaq National Market under the symbol "CDRD." On May 11, 1998, the closing bid price of the Common Stock as reported by the Nasdaq National Market was $30 1/2.

         SEE "RISK FACTORS" BEGINNING ON PAGE 5 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SHARES OFFERED HEREBY.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
      PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           ---------------------------

         The Offered Shares may be offered from time to time in negotiated transactions or otherwise at market prices prevailing at the time of each sale, subject to the right of the Selling Stockholders to reject any order in whole or in part.

                 The date of this Prospectus is ________, 1998.

                             ADDITIONAL INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at its regional offices located at Suite 1400, 500 West Madison Street, Chicago, Illinois 60661-2511; and 13th Floor, 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such reports, proxy statements and other information concerning the Company also can be inspected and copied at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006, which supervises the Nasdaq National Market on which the Company's Common Stock is traded. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's Web site is http://www.sec.gov.

         The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect of the securities covered by this Prospectus. This Prospectus, which forms part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and such securities, reference is hereby made to such Registration Statement, including the exhibits filed therewith. The Registration Statement and the exhibits thereto can be obtained by mail from or inspected and copied at the public reference facilities maintained by the Commission as provided in the prior paragraph.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents, which have been filed by the Company with the Commission, are incorporated herein by reference:

         1. The Company's Annual Report on Form 10-K for the year ended December 31, 1997.

         2. The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1998.

         3. The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed pursuant to
            Section 12(b) of the Exchange Act, and declared effective on September 13, 1994 (including any amendment or report filed for the purpose of updating such description).

         All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in and to be a part of this Prospectus from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in the Registration Statement containing this Prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person to whom this Prospectus is delivered, upon the request of such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits, unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to: Secretary, CD Radio Inc., 1180 Avenue of the Americas - 14th Floor, New York, New York 10036.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"), the Company is hereby providing cautionary statements identifying important factors that could cause the Company's actual results to differ materially from those projected in forward-looking statements (as such term is defined in the Reform Act) made in this Prospectus. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, through the use of words or phrases such as "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "intends," "plans," "projection" and "outlook") are not historical facts and may be forward-looking and, accordingly, such statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Accordingly, any such statements are qualified in their entirety by reference to, and are accompanied by, the factors discussed throughout this Prospectus, and particularly in the risk factors set forth herein under "Risk Factors." Among the key factors that have a direct bearing on the Company's results of operations are the potential risk of delay in implementing the Company's business plan; increased costs of construction and launch of necessary satellites; dependence on satellite construction and launch contractors; risk of launch failure; unproven market and unproven applications of existing technology; and the Company's need for substantial additional financing. These and other factors are discussed herein under "Risk Factors" and elsewhere in this Prospectus.

         The risk factors described herein could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements of the Company made by or on behalf of the Company and investors, therefore, should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all of such factors. Further, management cannot assess the impact of each such factor on the Company's business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

                                  RISK FACTORS

         AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE MAKING AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY. THIS PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE FEDERAL SECURITIES LAWS. ACTUAL RESULTS AND THE TIMING OF CERTAIN EVENTS COULD DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS DUE TO A NUMBER OF FACTORS, INCLUDING THOSE SET FORTH BELOW AND ELSEWHERE IN THIS PROSPECTUS. SEE "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS."

EXPECTATION OF CONTINUING LOSSES; NEGATIVE CASH FLOW

         The Company is a development stage company and its proposed service, CD Radio, is in an early stage of development. Since its inception, the Company's activities have been concentrated on raising capital, obtaining required licenses, developing technology, strategic planning and market research. From its inception on May 17, 1990 through March 31, 1998, the Company has had no revenues and incurred aggregate net losses of approximately $29.1 million, including net losses of approximately $2.8 million during the year ended December 31, 1996 and $4.7 million during the year ended December 31, 1997 and net losses applicable to common stock of $92.5 million, including a deemed dividend on the Company's 5% Delayed Convertible Preferred Stock (the "5% Preferred Stock") of $52.0 million. The deemed dividend related to the discount feature associated with the 5% Preferred Stock, computed in accordance with the Commission's position on accounting for preferred stock which is convertible at a discount to the market price. In November 1997, the Company exchanged 1,846,799 shares of Series C Preferred Stock for all of the issued and outstanding shares of 5% Preferred Stock (the "Exchange Offer"). The Company does not expect to generate any revenues from operations until 2000 at the earliest, and expects that positive cash flow from operations will not be generated until late 2000 at the earliest. The ability of the Company to generate revenues and achieve profitability will depend upon a number of factors, including the timely receipt of all necessary Federal Communications Commission ("FCC") authorizations, the successful and timely construction and deployment of its satellite system, the development and manufacture of adapters that plug into a listener's car radio cassette or compact disc slot and permit listeners to receive CD Radio ("radio cards"), radios capable of receiving S-band as well as AM and FM signals ("S-band radios") and their associated miniature satellite dish antennas by consumer electronics manufacturers, the timely establishment of its national broadcast studio, which will be located in New York City ( the "National Broadcast Studio"), and the successful marketing and consumer acceptance of CD Radio. There can be no assurance that any of the foregoing will be accomplished, that CD Radio will ever commence operations, that the Company will attain any particular level of revenues or that the Company will achieve profitability.

NEED FOR SUBSTANTIAL ADDITIONAL FINANCING

         The Company estimates that it will require approximately $648.5 million to develop and commence commercial operation of CD Radio by the end of 1999. Of this amount, the Company has raised approximately $446.4 million to date (including commitments under two loan agreements between the Company and a subsidiary of Arianespace, S.A. (The "AEF Agreements")), leaving anticipated additional cash needs of approximately $202.1 million to fund its operations through 1999. The Company anticipates additional cash requirements of approximately $100.0 million to fund its operations through the year 2000. The Company expects to finance the remainder of its funding requirements through the issuance of debt or equity securities or a combination thereof. Additional funds, however, would be required in the event of delays, cost overruns, launch failure or other adverse developments. Furthermore, if the Company were to exercise its option to purchase and deploy an additional satellite under the contract entered into by the Company with Space Systems/Loral ("Loral") pursuant to which Loral is building three satellites for the Company (the "Loral Satellite Contract"), substantial additional funds would be required. The Company currently does not have sufficient financing commitments to fund all of its capital needs, and there can be no assurance that the Company will be able to obtain additional financing on favorable terms, if at all, or that it will be able to do so on a timely basis. The AEF Agreements and the indenture (the "Indenture") governing the Company's outstanding 15% Senior Secured Discount Notes due 2007 (the "Notes") issued in November 1997 contain, and documents governing any other future indebtedness are likely to contain, provisions that limit the ability of the Company to incur additional indebtedness. The Company has substantial near-term funding requirements related to the construction and launch of its satellites. The Company is committed to make aggregate payments of $275.8 million under the Loral Satellite Contract and of $176.0 million under the service agreement (the "Arianespace Launch Service Agreement") entered into by the Company with Arianespace S.A. ("Arianespace"), a leading supplier of satellite launch services, for two launches. Under the Loral Satellite Contract, payments are to be made in 22 installments, which commenced in April 1997. Payments due under the Arianespace Launch Service Agreement commenced November 1997 for the first launch and commenced February 1998 for the second launch. Failure to secure the necessary financing on a timely basis could result in delays and increases in the cost of satellite construction or launch or other activities necessary to put CD Radio into operation, could cause the Company to default on its commitments to its satellite construction or satellite launch contractors, its creditors or others, could render the Company unable to put CD Radio into operation and could force the Company to discontinue operations or seek a purchaser for its business. The issuance by the Company of additional equity securities could cause substantial dilution of the interest in the Company of purchasers of the shares of Common Stock offered hereby.

POSSIBLE DELAYS AND ADVERSE EFFECT OF DELAY ON FINANCING REQUIREMENTS

         The Company currently expects to begin offering CD Radio in late 1999. The Company's ability to meet that objective will depend on several factors. For both of the two satellites required for the CD Radio service to be launched and in operation by the end of 1999, Loral will be required to deliver the second satellite three months prior to the delivery date specified in the Loral Satellite Contract, which cannot be assured. Furthermore, the launch of both satellites will have to occur within the early months of the launch periods reserved with Arianespace, which also cannot be assured. A significant delay in the planned development, construction, launch and commencement of operation of the Company's satellites would have a material adverse effect on the Company. Other delays in the development or commencement of commercial operations of CD Radio may also have a material adverse effect on the Company. Any such delays could result from a variety of causes, including delays associated with obtaining additional FCC authorizations, coordinating use of spectrum with Canada and Mexico, inability to obtain necessary financing in a timely manner, delays in or modifications to the design, development, construction or testing of satellites, the National Broadcast Studio or other aspects of the CD Radio system, changes of technical specifications, delay in commercial availability of radio cards, S-band radios or miniature satellite dish antennas, failure of the Company's vendors to perform as anticipated or a delayed or unsuccessful satellite launch or deployment. During any period of delay, the Company would continue to have significant cash requirements, including capital expenditures, administrative and overhead costs, contractual obligations and debt service requirements that could materially increase the aggregate amount of funding required to permit the Company to commence operating CD Radio. Additional financing may not be available on favorable terms or at all during periods of delay. Delay also could cause the Company to be placed at a competitive disadvantage in relation to any competitor that succeeds in beginning operations earlier than the Company. See "-- Unavailability of Radio Cards, S-band Radios or Miniature Satellite Dish Antennas" and "-- Continuing Oversight by the FCC."

RELIANCE ON UNPROVEN APPLICATIONS OF TECHNOLOGY

         CD Radio is designed to be broadcast from two satellites in geosynchronous orbit that transmit identical signals to radio cards or S-band radios through miniature satellite dish antennas. This design involves new applications of existing technology that have not been deployed and there can be no assurance that the CD Radio system will work as planned. In addition, radio cards, S-band radios and miniature satellite dish antennas are not currently available. In certain areas with high concentrations of tall buildings and other obstructions, such as large urban areas, or in tunnels, signals from both satellites will be blocked and CD Radio reception will be adversely affected. In urban areas, the Company plans to install terrestrial repeating transmitters to rebroadcast CD Radio; however, certain areas with impediments to satellite line-of-sight may still experience "dead zones." Although management believes that the technology developed by the Company will allow the CD Radio system to operate as planned, there can be no assurance that it will do so. See "-- Unavailability of Radio Cards, S-band Radios or Miniature Satellite Dish Antennas."

DEPENDENCE UPON SATELLITE AND LAUNCH CONTRACTORS

         The Company's business will depend upon the successful construction and launch of the satellites that will be used to transmit CD Radio. The Company will rely upon its satellite vendor, Loral, for the construction and timely delivery of these satellites. Failure by Loral to deliver functioning satellites in a timely manner could materially adversely affect the Company's business. Although the Loral Satellite Contract provides for certain late delivery penalties, Loral will not be liable for indirect or consequential damages or lost revenues or profits resulting from late delivery or other defaults. Title and risk of loss for the first and second satellites are to pass to the Company at the time of launch. The satellites are warranted to be in accordance with the performance specifications in the Loral Satellite Contract and free from defects in materials and workmanship at the time of delivery, which for the first two satellites will be deemed to occur at the time of arrival of the satellites at the launch base. After delivery, no warranty coverage applies if the satellite is launched.

         The Company is dependent on its satellite launch vendor, Arianespace, for the construction of launch vehicles and the successful launch of the Company's satellites. Failure of Arianespace to launch the satellites in a timely manner could materially adversely affect the Company's business. The Arianespace Launch Service Agreement entitles Arianespace to postpone either of the Company's launches for a variety of reasons, including technical problems, lack of co-passenger(s) for the Company's launch or the need to conduct a replacement launch for another customer, a launch of a scientific satellite whose mission may be degraded by delay, or a launch of another customer's satellite whose launch was postponed. Although the Arianespace Launch Service Agreement provides liquidated damages for delay, depending on the length of the delay, and entitles the Company to terminate the agreement for delay exceeding 12 months, there can be no assurance that these remedies will adequately mitigate any damage to the Company's business caused by launch delays. See " -- Possible Delays and Adverse Effect of Delay on Financing Requirements." The liability of Arianespace in the event of a launch failure is limited to providing a replacement launch in the case of a total launch failure or paying an amount based on lost satellite capacity in the case of a partial launch failure.

SATELLITE LAUNCH RISKS

         Satellite launches are subject to significant risks, including launch failure, satellite destruction or damage during launch and failure to achieve proper orbital placement. Launch failure rates may vary depending on the particular launch vehicle and contractor. Although past experience is not necessarily indicative of future performance, Arianespace has advised the Company that as of March 2, 1998, 95 of

100 Arianespace launches (95%) had been completed successfully since May 1984. However, the Ariane 5, the particular launch vehicle intended for the launches of the Company's satellites, has had only two launches, one of which was a failure. In the event of a significant delay in the Ariane 5 program, the Company has the right to request launch on an Ariane 4 launch vehicle. There is no assurance that Arianespace's launches of the Company's satellites will be successful. Satellites also may fail to achieve a proper orbit or be damaged in space. See " -- Limited Life of Satellites; In-orbit Failure." As part of its risk management program, the Company plans to construct a third, backup satellite and to obtain insurance covering a replacement launch to the extent required to cover risks not assumed by Arianespace under the Arianespace Launch Service Agreement. See "--Insurance Risks." The launch of a replacement satellite would delay the commencement or continuation of the Company's commercial operations for a period of at least several months, which could have a material adverse effect on the demand for the Company's services and on its revenues and results of operations.

UNCERTAIN MARKET ACCEPTANCE

         There is currently no satellite radio service such as CD Radio in commercial operation in the United States. As a result, the extent of the potential demand for such a service and the degree to which the Company's proposed service will meet that demand cannot be estimated with certainty, and there can be no assurance that there will be sufficient demand for CD Radio to enable the Company to achieve significant revenues or cash flow or profitable operations. The success of CD Radio in gaining market acceptance will be affected by a number of factors beyond the Company's control, including the willingness of consumers to pay subscription fees to obtain satellite radio broadcasts, the cost, availability and consumer acceptance of radio cards, S-band radios and miniature satellite dish antennas, the marketing and pricing strategies of competitors, the development of alternative technologies or services and general economic conditions.

LIMITED LIFE OF SATELLITES; IN-ORBIT FAILURE

         A number of factors will affect the useful lives of the Company's satellites, including the quality of construction, the expected gradual environmental degradation of solar panels, the amount of fuel on board and the durability of component parts. Random failure of satellite components could result in damage to or loss of a satellite. In rare cases, satellites could also be damaged or destroyed by electrostatic storms or collisions with other objects in space. If the Company is required to launch the spare satellite, due to failure of the launch or in-orbit failure of one of the operational satellites, its operational timetable would be delayed for approximately six months or more. The launch or in-orbit failure of two satellites would require the Company to arrange for additional satellites to be built and could delay the commencement or continuation of the Company's operations for three years or more. The Company's satellites are expected to have useful lives of approximately 15 years, after which their performance in delivering CD Radio is expected to deteriorate. There can be no assurance, however, of the specific longevity of any particular satellite. The Company's operating results would be adversely affected in the event the useful life of its initial satellites is significantly shorter than 15 years.

INSURANCE RISKS

         Pursuant to the Loral Satellite Contract and the Arianespace Launch Service Agreement, the Company is the beneficiary of certain limited warranties with respect to the services provided under each agreement. However, these limited warranties do not cover a substantial portion of the risks inherent in satellite launches or in-orbit operations, and the Company will have to obtain insurance to adequately protect against such risks.

         The Arianespace Launch Service Agreement contains a provision entitling the Company to a replacement launch in the event of a launch failure caused by the launch vehicle used to launch the Company's satellites. In such event, the Company would utilize the spare satellite that it is having constructed. Thus, the Company does not intend to purchase additional insurance for launch failure of the launch vehicle. The Company intends to insure against other contingencies, including a failure during launch caused by factors other than the launch vehicle and/or a failure involving the second or third satellite in a situation in which the spare satellite has been used to replace the first or second satellite. Any adverse change in insurance market conditions may result in an increase, which may be substantial, in the insurance premiums paid by the Company. There is no assurance that launch insurance will be available or, if available, that it can be obtained at a cost or on terms acceptable to the Company.

         If the launch of either of the Company's two satellites is a full or partial failure or if, following launch, either of the satellites does not perform to specifications, there may be circumstances in which insurance will not fully reimburse the Company for its expenditures with respect to the applicable satellite. In addition, the Company has not acquired insurance that would reimburse the Company for business interruption, loss of business and similar losses which might arise from such events or from delay in the launch of either of the satellites. Any insurance obtained by the Company also will likely contain certain exclusions and material change conditions that are customary in the industry.

RISK ASSOCIATED WITH CHANGING TECHNOLOGY

         The industry in which the Company operates is characterized by rapid technological advances and innovations. There is no assurance that one or more of the technologies utilized or under development by the Company will not become obsolete, or that its services will be in demand at the time they are offered. The Company will be dependent upon technologies developed by third parties to implement key aspects of its proposed system, and there can be no assurance that more advanced technologies will be available to the Company on a timely basis or on reasonable terms or that more advanced technologies will be used by the Company's competitors and that such technologies will be available to the Company. In addition, unforeseen problems in the development of the Company's satellite radio broadcasting system may occur that could adversely affect performance, cost or timely implementation of the system and could have a material adverse effect on the Company.

UNAVAILABILITY OF RADIO CARDS, S-BAND RADIOS OR MINIATURE SATELLITE DISH
ANTENNAS

         The Company's business strategy requires that subscribers to CD Radio purchase radio cards or S-band radios as well as the associated miniature satellite dish antennas in order to receive the service. The Company has entered into a contract with Lucent Technologies Inc. to manufacture the chips that represent the essential element of the radio cards, S-band radios and miniature satellite dishes. However, neither the radio cards, S-band radios nor miniature satellite dish antennas currently are available, and the Company is unaware of any manufacturer currently developing such products. The Company does not intend to manufacture or distribute radio cards, S-band radios or miniature satellite dish antennas. The Company has entered into non-binding memoranda of understanding with two major consumer electronics manufacturers, and has commenced discussions with several other such manufacturers, regarding the manufacture of radio cards, S-band radios and miniature satellite dish antennas for retail sale in the United States. The Company currently intends to select one manufacturer of these products on an exclusive basis for the first year of CD Radio broadcasts. There can be no assurance, however, that these memoranda of understanding or discussions will result in a binding commitment on the part of any manufacturer to produce radio cards, S-band radios and miniature satellite dish antennas in a timely manner and at an affordable price so as to permit the widespread introduction of CD Radio in accordance with the Company's business plan or that sufficient quantities of radio cards, S-band radios and miniature satellite dish antennas will be available to meet anticipated consumer demand. The failure to have one or more consumer electronics manufacturers develop these products for commercial sale in a timely manner, at an affordable price and with mass market nationwide distribution would have a material adverse effect on the Company's business. In addition, the FCC, in its order granting the FCC License (as defined herein), conditioned the Company's license on certification by the Company that its final receiver design is interoperable with respect to the final receiver design of the other licensee, which has proposed to use a significantly different transmission technology from that of the Company. The Company believes that it can design an interoperable receiver, but there can be no assurance that this effort will be successful or result in a commercially feasible receiver.

NEED TO OBTAIN RIGHTS TO PROGRAMMING

         In connection with its music programming, the Company will be required to negotiate and enter into royalty arrangements with performing rights societies, such as The American Society of Composers, Authors and Publishers, Broadcast Music, Inc. and SESAC, Inc. These organizations collect royalties and distribute them to songwriters and music publishers. Copyright users negotiate a fee with these organizations based on a percentage of advertising and/or subscription revenues. Broadcasters currently pay a combined total of approximately 3% of their revenues to the performing rights societies. The Company also will be required to negotiate similar arrangements, pursuant to the Digital Performance Right in Sound Recordings Act of 1995 (the "Digital Recordings Act"), with the owners of the sound recordings. The determination of certain royalty arrangements with the owners of sound recordings under the Digital Recordings Act currently are subject to arbitration proceedings. The Company believes that it will be able to negotiate royalty arrangements with these organizations and the owners of sound recordings, but there can be no assurance as to the terms of any such royalty arrangements ultimately negotiated or established by arbitration.

DEVELOPMENT OF BUSINESS AND MANAGEMENT OF GROWTH

         The Company has not yet commenced CD Radio broadcasts. The Company expects to experience significant and rapid growth in the scope and complexity of its business as it proceeds with the development of its satellite radio system and the commencement of CD Radio. Currently, the Company has only 22 employees and does not have sufficient staff to program its broadcast service, manage operations, control the operation of its satellites, handle sales and marketing efforts or perform finance and accounting functions. Although the Company has recently retained experienced executives in several of these areas, the Company will be required to hire a broad range of additional personnel before its planned service begins commercial operations. Growth, including the creation of a management infrastructure and staffing, is likely to place a substantial strain on the Company's management and operational resources. The failure to develop and implement effective systems or to hire and train sufficient personnel for the performance of all of the functions necessary to the effective provision of its service and management of its subscriber base and business, and the failure to manage growth effectively, would have a material adverse effect on the Company.

CONTINUING OVERSIGHT BY THE FCC

         In order to offer CD Radio, the Company was required to obtain a license from the FCC to launch and operate its satellites. The Company was a winning bidder in the April 1997 FCC auction for an FCC license to build, launch and operate a national satellite radio broadcast service (the "FCC License"), and the FCC's International Bureau issued such a license to the Company on October 10, 1997 (the "IB Order"). Although the FCC License is effective immediately, for a period of 30 days following the grant of the FCC License certain parties could petition either the International Bureau or the full FCC to reconsider the decision to grant the FCC License to the Company. An application for review by the full FCC was filed by one of the low-bidding applicants in the auction. This petition requests, among other things, that the FCC adopt restrictions on foreign ownership, which were not applied in the IB Order, and, on the basis of the Company's ownership, overrule the IB Order. If this petition is denied, the complaining party may file an appeal with the U.S. Court of Appeals, which must find that the decision of the FCC was not supported by substantial evidence, or was arbitrary, capricious or unlawful in order to overturn the grant of the Company's FCC License. Although the Company believes the FCC will uphold the IB Order, the Company cannot predict the ultimate outcome of any proceedings relating to this petition or any other proceedings that may be filed.

         In order to ensure compliance with the transfer of control rule restrictions contained in the Communications Act of 1934, as amended (the "Communications Act"), any future assignments or transfers of control of the Company's license must be approved by the FCC. There can be no assurance that the FCC would approve any such transfer or assignment.

         The term of the FCC License with respect to each satellite is eight years, commencing from the date each satellite is declared operational after having been inserted into orbit. Upon the expiration of the term with respect to each satellite, the Company will be required to apply for a renewal of the relevant license. Although the Company believes that the FCC will grant such renewals absent significant misconduct on the part of the Company, there can be no assurance that such renewals in fact will be obtained.

         The CD Radio system is designed to permit CD Radio to be received by motorists in all outdoor locations where the vehicle has an unobstructed line-of-sight with one of the Company's satellites. However, in certain areas with high concentrations of tall buildings, such as urban cores, or in tunnels, signals from both satellites will be blocked and reception will be adversely affected. Therefore, the Company plans to install terrestrial repeating transmitters to rebroadcast CD Radio in certain areas. The FCC has not yet established rules governing the application procedure for obtaining authorizations to construct and operate terrestrial repeating transmitters. The Company cannot predict the outcome of this process. In addition, in connection with the installation and operation of the terrestrial repeating transmitters, the Company will need to obtain the rights to use the roofs of certain structures where the repeating transmitters will be installed. There can be no assurance that the Company can obtain such roof rights on acceptable terms or in appropriate locations for the operation of CD Radio. Also, the rules adopted by the FCC on March 3, 1997 for the national satellite radio broadcast service require that the Company complete frequency coordination with Canada and Mexico. There can be no assurance that the Company will be able to coordinate use of this spectrum or will be able to do so in a timely manner.

         Changes in law, FCC regulations or international agreements relating to communications policy generally or to matters relating specifically to the services to be offered by the Company could affect the Company's ability to retain the FCC License and obtain or retain other approvals required to provide CD Radio or the manner in which CD Radio would be offered or regulated.

         The IB Order determined that as a private carrier, the Company is not subject to the current provisions of the Communications Act restricting ownership in the Company by non-U.S. private citizens or organizations. The Executive Branch of the U.S. government has expressed interest in changing this policy, which could lead to restrictions on foreign ownership of the Company's shares in the future. The IB Order stated that its finding that the Company is not subject to the foreign ownership restrictions of the Communications Act is subject to being revisited in a future proceeding. The pending application for review of the IB Order brings the question of foreign ownership restrictions before the full FCC.

         The FCC has indicated that it may in the future impose public service obligations, such as channel set-asides for educational programming, on satellite radio licensees. The Company cannot predict whether the FCC will impose public service obligations or the impact that any such obligations, if imposed, would have on the Company.

DEPENDENCE ON KEY PERSONNEL

         The Company is highly dependent on the services of David Margolese, Chairman and Chief Executive Officer, who is responsible for the Company's operations and strategic planning. The loss of the services of Mr. Margolese could have a material adverse effect upon the business and prospects of the Company.

APPLICATION OF EXPORT CONTROL REGULATIONS

         Shipment of the Company's satellites to territory outside the United States is subject to U.S. export control regulation. Because Arianespace, the Company's satellite launch vendor, intends to launch the Company's satellites from an Arianespace launch facility in French Guiana, a department of France, export licenses will be required under U.S. export control regulations. There can be no assurance, however, that the required export licenses will be obtained.

RISK OF SIGNAL THEFT

         The CD Radio signal, like all broadcasts, is subject to the risk of piracy. Although the Company plans to use encryption technology to mitigate signal theft, the Company does not believe that any such technology is infallible. Accordingly, there can be no assurance that theft of the CD Radio signal will not occur. Signal theft, if widespread, could have a material adverse effect on the Company.

COMPETITION

         The Company will be seeking market acceptance of its proposed service in a new, untested market and will compete with established conventional radio stations, which do not charge subscription fees or require the purchase of radio cards or S-band radios and associated miniature satellite dish antennas to receive their services. Many radio stations also offer information programming of a local nature such as local news or traffic reports which the Company will be unable to offer. In addition, the Company expects that, prior to the commercial launch of CD Radio, some traditional FM radio broadcasting stations will begin to transmit digital, compact disc quality signals. The Company also expects to compete directly with American Mobile Radio Corporation, a subsidiary of American Mobile Satellite Corporation ("AMSC"), which is the holder of the other FCC License. AMSC, which is owned in part by the Hughes Electronics Corporation subsidiary of General Motors Corporation, has financial, management and technical resources that greatly exceed those of the Company. In addition, the FCC could grant new licenses that would enable further competition to broadcast satellite radio. Finally, there are many portions of the electromagnetic spectrum that are currently licensed for other uses and certain other portions for which licenses have been granted by the FCC without restriction as to use, and there can be no assurance that these portions of the spectrum could not be utilized for satellite radio broadcasting in the future. Although any such licensees would face cost and competition barriers, there can be no assurance that there will not be an increase in the number of competitors in the satellite radio industry or any assurance that one or more competitors will not design a satellite radio broadcast system that is superior to the Company's system, either of which events could have a material adverse effect on the Company.

UNCERTAIN PATENT PROTECTION

         The Company has been granted certain U.S. patents covering various features of satellite radio technology including, among other features, signal diversity and memory reception. There can be no certainty that the Company's system or products will be covered by the Company's patents. If the Company's system or products are not covered by the Company's patents, others may duplicate the Company's system or products without liability to the Company. In addition, there can be no assurance that the Company's U.S. patents will not be challenged, invalidated or circumvented by others. Litigation, which could result in substantial cost to the Company, may be necessary to enforce the Company's patents or may occur to determine the scope and validity of other parties' proprietary rights, and there can be no assurance of success in any such litigation. There can be no assurance that there are no patents, or pending patent applications which will later mature into patents, or inventions developed earlier which will later mature into patents, of others which may block the Company's ability to operate its system or license its technology. Assuming the Company pays all necessary fees in a timely manner, the earliest of the Company's patents is due to expire on April 10, 2012.

NO DIVIDENDS

         The Company has not declared or paid any dividends on its Common Stock since its inception, and does not currently anticipate paying any such dividends. The AEF Agreements and the Indenture contain provisions that limit the Company's ability to pay dividends.

LIMITED PUBLIC MARKET FOR COMMON STOCK

         The Common Stock is traded on the Nasdaq National Market. There can be no assurance that an active public market will continue to exist for the Common Stock or as to the liquidity of any such market, the ability of holders of the Common Stock to sell their securities or the price at which such holders would be able to sell. Such price may be influenced by many factors, including, but not limited to, investor perception of the Company and its industry and general economic and market conditions.

VOLATILITY OF STOCK PRICE

         The trading price of the Common Stock has been volatile, and it may continue to be so. Such trading price could be subject to wide fluctuations in response to announcements of business and technical developments by the Company or its competitors, quarterly variations in operating results, and other events or factors, including expectations by investors and securities analysts and the Company's prospects. In addition, stock markets have experienced extreme price volatility in recent years. This volatility has had a substantial effect on the market prices of development stage companies, at times for reasons unrelated to their operating performance. Such broad market fluctuations may adversely affect the price of the Common Stock.

ANTI-TAKEOVER PROVISIONS

         The Company's board of directors (the "Board of Directors") has the authority to issue up to 50,000,000 shares of preferred stock (the "Preferred Stock") in one or more series and to determine the price, rights, preferences and privileges of those shares without any further vote or action by the stockholders. Of that amount, 8,000,000 shares have been designated as 5% Preferred Stock and 2,025,000 shares of Preferred Stock have been designated as Series C Preferred Stock. As a result of the Exchange Offer completed in November 1997, no shares of 5% Preferred Stock remain outstanding. In addition, the Company has adopted a stockholders rights plan and in connection with the stockholders rights plan, 300,000 shares of Preferred Stock have been designated Series B Preferred Stock. Any issuance of Preferred Stock, including Preferred Stock with voting and conversion rights, as well as the shares of Series C Preferred Stock which are convertible into shares of Common Stock, may adversely affect the voting power of the holders of Common Stock. The stockholders rights plan and any issuance of Preferred Stock may be deemed to have anti-takeover effects and may delay, deter or prevent a change in control of the Company that a stockholder might consider to be in his or her best interest. The Company may also become subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. The effect of these provisions could have the effect of delaying or preventing a change of control of the Company or adversely affect the market price of the Company's Common Stock. Furthermore, the severance provisions of employment agreements with certain members of the Company's management provide for payments that could discourage an attempted change in control of the Company.

         Pursuant to the AEF Agreements, under certain circumstances any change in the composition of the Company's ownership which could reasonably be expected to have a Material Adverse Effect (as defined in the AEF Agreements) would constitute a default under the AEF Agreements. Therefore, upon the occurrence of such change in the Company's ownership, AEF would have the right to accelerate its loans to the Company and the Company may be required to prepay all of its outstanding obligations under the AEF Agreements. However, any other financing obtained by the Company to repay or refinance the loans from AEF likely would contain restrictions on significant changes in the Company's stock ownership.

         Upon the occurrence of any Change of Control (as defined in the Indenture), or a Change in Control (as defined in the Series C Preferred Stock certificate of designations), the Company will be required to make an offer to purchase the Notes and the Series C Preferred Stock. If such an offer is made, there can be no assurance that the Company will have available funds sufficient to pay the purchase price for any or all of the Notes and the Series C Preferred Stock that might be delivered by holders of the Notes or the Series C Preferred Stock seeking to accept the offer. The failure of the Company to make or consummate the Change of Control offer or to pay the purchase price for the Notes when due will give the trustee under the Indenture and the holders of the Notes the right to require the Company to prepay all of its outstanding indebtedness and other obligations under the Notes. The failure of the Company to make or consummate the offer to purchase or pay the purchase price for the Series C Preferred Stock when due will give the holders of a majority of the Series C Preferred Stock the right, voting as a separate class, to elect a number of directors of the Company equal to the lesser of two directors and the number of directors constituting at least 25% of the Board of Directors.

         In addition, a change in control of the Company could require FCC approval.

CONTROL BY EXISTING STOCKHOLDERS

         As of April 14, 1998, the executive officers and directors of the Company beneficially owned, or had voting power with respect to, approximately 32.9% of the outstanding Common Stock. This concentration of ownership will enable such stockholders, either acting alone or together with other existing stockholders, to exert considerable influence over the management and policies of the Company. Such a concentration of ownership may have the effect of delaying, deferring or preventing a change of control.

INVESTMENT COMPANY ACT OF 1940

         On July 22, 1997 the Company filed an application with the Securities and Exchange Commission for an order declaring that the Company is not an "investment company" as that term is defined in the Investment Company Act of 1940, as amended (the "1940 Act"). The 1940 Act defines an investment company to include a company that owns or proposes to acquire "investment securities" (as that term is defined in the 1940 Act) exceeding 40% of the value of such company's assets (exclusive of U.S. government securities and cash items). Because the Company had temporarily invested the proceeds from its recent public and private offerings in investment securities prior to their expenditure, the Company could have fallen within the definition of an investment company. Investment companies must be registered and are subject to extensive regulation by the Commission under the 1940 Act.

         Because the Commission has not finally acted on the Company's application, the Company has invested in U.S. government securities at least that proportion of its assets as the Company believes will be sufficient to avoid any determination that it is an "investment company" within the meaning of the 1940 Act. On April 9, 1998 the Company filed an amendment to its application in response to comments from the staff of the Commission. If the requested relief is ultimately denied, the Company may be required to register as an investment company or, in the alternative, to invest a substantial portion of the proceeds from the sale of the Common Stock offered hereby in U.S. government securities, pending expenditure of such proceeds by the Company for its corporate purposes.

SHARES ELIGIBLE FOR FUTURE SALE

         As of May 13, 1998, the Company had 16,048,691 shares of Common Stock outstanding. Of these shares, 9,666,703 shares are freely tradeable without restriction under the Securities Act. Of the remaining 6,381,988 shares of Common Stock, 3,547,488 shares are "restricted securities" as that term is defined in Rule 144 under the Securities Act (the "Restricted Shares"). Restricted Shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act. Up to 1,642,000 of the Restricted Shares held by the directors and certain officers of the Company will be eligible for sale, subject to the restrictions of Rule 144, upon expiration of certain lock-up agreements entered into between each of such directors and officers of the Company and the underwriters of the Company's public offering of Common Stock in November 1997 (the "Lock-up Agreements"), which will expire, with respect to a Lock-up Agreement concerning 1,600,000 of such shares, on a cumulative basis as to 25% of such 1,600,000 shares at the expiration of each of the 15th, 18th, 21st and 24th month following August 26, 1997, and, with respect to Lock-up Agreements concerning the remaining 42,000 shares, on May 20, 1998. The remaining 1,905,488 Restricted Shares will not become eligible for resale until August 1998, and then only pursuant to the restrictions under Rule 144. In addition, the Company's largest stockholder has entered into a lock-up agreement relating to 2,834,500 shares lasting for a period ending, on a cumulative basis, as to 25% of the shares of Common Stock owned by such holder, on the expiration of the 15th, 18th, 21st and 24th month following August 26, 1997. As such shares become free of such lock-up, they will be eligible for sale without restriction.

         The Company is unable to predict the effect that sales made under Rule 144, pursuant to future registration statements, or otherwise, may have on any then prevailing market price for shares of the Common Stock. Nevertheless, sales of a substantial amount of Common Stock in the public market, or the perception that such sales could occur, could adversely affect market prices.

                                  THE COMPANY

         CD Radio Inc. is building a digital quality, multi-channel radio service broadcast system which will broadcast directly from satellites to vehicles ("satellite radio"). The Company holds one of only two licenses ("FCC Licenses") from the FCC to build, launch and operate a national satellite radio broadcast system. The Company's service, which will be marketed under the brand name "CD Radio," is expected to consist of 30 channels of commercial-free, digital quality music programming and 20 channels of news, sports and talk programming. CD Radio will be broadcast over a frequency band, the "S-band," that will augment traditional AM and FM radio bands. Under its FCC License, the Company has the exclusive use of a 12.5 megahertz portion of the S-band for this purpose. The Company has begun construction of two satellites that it plans to launch into geosynchronous orbit to broadcast its radio service throughout the United States. The Company currently expects to commence CD Radio broadcasts in late 1999 at a subscription price of $9.95 per month.

         The Company was incorporated in the state of Delaware as Satellite CD Radio, Inc. on May 17, 1990. On December 7, 1992, the Company's name was changed to CD Radio Inc., and the Company formed a wholly-owned subsidiary, Satellite CD Radio, Inc., that is the holder of record of the Company's FCC License. The Company's executive offices are located at 1180 Avenue of the Americas, New York, New York 10019, its telephone number is 212-899-5000 and the address of its Web site is www.cdradio.com.

                                 USE OF PROCEEDS

         The Company will not receive any proceeds from the sale of the shares of Common Stock offered hereby. All of such proceeds will be received by the Selling Stockholders.

                              SELLING STOCKHOLDERS

         The Offered Shares are issuable by the Company upon the exercise of warrants granted to the Selling Stockholders in transactions exempt from the registration requirements of the Securities Act and, in the case of the Warrant Shares, the conversion of such Warrant Shares into shares of Common Stock.

         The following table sets forth the names of the Selling Stockholders, the number of shares of Common Stock beneficially owned by such Selling Stockholders as of April 14, 1998 and the number of Offered Shares which may be offered for sale pursuant to this Prospectus by each such Selling Stockholder. With the exception of Libra, which served as the Company's placement agent and financial adviser until August 6, 1997, none of the Selling Stockholders has held any position, office or other material relationship with the Company or any of its affiliates within the past three years other than as a result of his, her or its ownership of shares of Common Stock (or securities convertible into or exercisable for shares of Common Stock). The Offered Shares may be offered from time to time by the Selling Stockholders named below. See "Plan of Distribution." However, such Selling Stockholders are under no obligation to sell all or any portion of such Offered Shares, nor are the Selling Stockholders obligated to sell any such Offered Shares immediately under this Prospectus. Because the Selling Stockholders may sell all or part of their Offered Shares, no estimate can be given as to the number of shares of Common Stock that will be held by any Selling Stockholder upon termination of any offering made hereby.

                                                                                            Shares of Common Stock
                                                                                           Beneficially Owned After
                                                                                                 Offering (1)
                                                                                       ---------------------------------
                                Shares of Common
    Name of Selling            Stock Beneficially              Shares of Common                            Percent of
    Stockholder (2)              Owned Prior to              Stock Offered Hereby           Number        Outstanding
                                    Offering
------------------------ ------------------------------ ------------------------------ ---------------- ----------------
Everest Capital          4,956,922                      1,740,000                      3,216,922        16.7%
Master Fund,
L.P. (3)

Jess M. Ravich           695,432                        562,255                        133,177          1.1%
(4)

Libra                    142,122                        142,122                           --            *
Investments, Inc.
(5)

Windigo                  146,111                        146,111                           --            *
Progressive
Fund, LLC

David Young and          11,111                         11,111                            --            *
Lynn Young

Steve Smith              50,633                         50,633                            --            *

Upchurch Living          40,506                         40,506                            --
Trust U/A/D
12/14/90

Ravich Children          27,778                         27,778                            --            *
Permanent Trust
DTD 5-11-95

Robert G.
Morrish                  20,256                         20,256                            --            *

Russell Riopelle         10,128                         10,128                            --            *

Eugene Fattore           9,622                          9,622                             --            *

W. Jeffrey Baxter        5,572                          5,572                             --            *

Charles Thurnher         5,061                          5,061                             --            *

Steven F. Mayer          4,050                          4,050                             --            *

Forbes Burtt             4,050                          4,050                             --            *



Charles A.               3,039                          3,039                             --            *
Yamarone

Tom Koch                 2,028                          2,028                             --            *


*        Less than 1%

(1) Assumes sales of all Offered Shares owned by the applicable Selling Stockholder.

(2) Each Selling Stockholder holding rights to acquire Warrant Shares pursuant to the Warrant Agreement has agreed that it will not exercise the warrants pursuant to the Warrant Agreement to the extent that Warrant Shares received upon such exercise are convertible into shares of Common Stock that, when taken together with all other securities of the Company beneficially owned by Libra and its affiliates will represent "beneficial ownership" within the meaning of Rule 13d-3 and 13d-5 under the Exchange Act of more than 4.99% of the outstanding shares of Common Stock.

(3) Includes 579,046 shares of Series C Preferred Stock owned by Everest Capital International Ltd. and Everest Capital Fund L.P. These shares are issuable pursuant to the Common Stock Purchase Warrants granted to Everest Capital Master Fund, L.P. to purchase 1,740,000 shares of Common Stock at a purchase price of $50.00 per share. The Warrants are exercisable at any time (x) following the occurrence of a Change of Control (as defined in such Warrants) or (y) during the period from and including June 15, 1998 until June 15, 2005. Everest has agreed with the Company that it will not, following conversion of its shares of Series C Preferred Stock, be the beneficial owner of more than 9.99% of the outstanding Common Stock unless it chooses to waive this restriction upon 61 days prior notice to the Company.

(4) Offered Shares are comprised of (i) 502,255 shares of Common Stock issuable upon conversion of 23,972 Warrant Shares and (ii) 60,000 shares of Common Stock issuable upon exercise of the Common Stock Purchase Warrants to purchase Common Stock at an exercise price of $50.00 per share, which Warrants are exercisable at any time (x) following the occurrence of a Change of Control (as defined in such Common Stock Purchase Warrants) or (y) during the period from and including June 15, 1998 until June 15, 2005. Mr. Ravich also beneficially owns 23,972 shares of Series C Preferred Stock (convertible into 133,177 shares of Common Stock). All securities described herein are owned of record by The Ravich Revocable Trust of 1989, a revocable trust of which Mr. Ravich is a trustee. Mr. Ravich is also the Chairman, Chief Executive Officer and the controlling shareholder of Libra.

(5) Libra also holds 5,790 shares of Series C Preferred Stock (convertible into 32,166 shares of Common Stock). Mr. Ravich disclaims beneficial ownership in shares issuable to Libra except to the extent of his ownership interest in Libra.

                            DESCRIPTION OF SECURITIES

         The Company's Amended and Restated Certificate of Incorporation provides for authorized capital of 250,000,000 shares, consisting of 200,000,000 shares of Common Stock, par value $0.001 per share, and 50,000,000 shares of Preferred Stock, par value $0.001 per share.

COMMON STOCK

         As of April 1, 1998, the Company had 16,048,691 shares of Common Stock outstanding held of record by 134 persons, and had reserved for issuance 12,570,799 shares of Common Stock with respect to outstanding options, warrants and conversion of the Series C Preferred Stock, including 1,800,000 shares of Common Stock offered hereby that may be issued pursuant to the Common Stock Purchase Warrants.

         Holders of the Common Stock are entitled to cast one vote for each share held of record on all matters acted upon at any stockholder's meeting and to receive dividends if, as and when declared by the Board of Directors out of funds legally available therefor. There are no cumulative voting rights. In the event of any liquidation, dissolution or winding up of the Company, each holder of the Common Stock will be entitled to participate, subject to the rights of any outstanding Preferred Stock, ratably in all assets of the Company remaining after payment of liabilities. Holders of the Common Stock have no preemptive or conversion rights. All outstanding shares of Common Stock are, and the shares of Common Stock hereby will be when issued against the consideration set forth in this Prospectus, fully paid and non-assessable.

         The Company's Common Stock is quoted on the Nasdaq National Market under the symbol "CDRD."

5% DELAYED CONVERTIBLE PREFERRED STOCK

         On March 19, 1997, the Board of Directors authorized the issuance of up to 8,000,000 shares of the 5% Preferred Stock. In the Exchange Offer, all of the issued and outstanding shares of 5% Preferred Stock were tendered for 1,846,799 shares of Series C Preferred Stock and no shares of 5% Preferred Stock remain outstanding.

10 1/2% SERIES C CONVERTIBLE PREFERRED STOCK

         The Board of Directors has authorized the issuance of up to 2,025,000 shares of the Series C Preferred Stock.

         DIVIDENDS. The annual dividend rate per share of the Series C Preferred Stock will be an amount equal to 10.5% of the sum of (x) the Liquidation Preference (as defined herein) of the Series C Preferred Stock and (y) all accrued and unpaid dividends, if any, whether or not declared, from the date of issuance of the shares of Series C Preferred Stock to the applicable dividend payment date. Dividends on the shares of Series C Preferred Stock will be cumulative, accruing quarterly and, when and as declared by the Board of Directors of the Company, will be payable quarterly initially on November 15, 2002 (the "First Scheduled Dividend Payment Date") and on February 15, May 15, August 15 and November 15 of each year (each, a "Dividend Payment Date") in each year thereafter. In addition, accrued dividends on the shares of Series C Preferred Stock will be paid on the redemption date of any share of Series C Preferred Stock redeemed by the Company, on the purchase date of any share of Series C Preferred Stock purchased by the Company pursuant to an Offer to Purchase (as defined herein) or on the conversion date of any share of Series C Preferred Stock converted into shares of Common Stock on or after the First Scheduled Dividend Payment Date. No accrued dividends will be paid on any shares of Series C Preferred Stock that are converted by the holders thereof prior to the First Scheduled Dividend Payment Date, unless such shares of Series C Preferred Stock are converted on or prior to a redemption date by holders thereof electing to convert such shares after having received a notice of redemption for such shares. Dividends may be paid in cash, shares of Common Stock or any combination thereof, at the option of the Company. Common Stock issued to pay dividends will be valued at the average closing price of the Common Stock as reported in The Wall Street Journal for the 20 consecutive trading days immediately preceding the date of such payment. Dividends with respect to any share of Series C Preferred Stock will accumulate from November 15, 1997.

         If and so long as any full cumulative dividends payable on the shares of Series C Preferred Stock in respect of all prior dividend periods will not have been paid or set apart for payment, the Company will not pay any dividends or make any distributions of assets on or redeem, purchase or otherwise acquire for consideration shares of capital stock of the Company ranking junior to or on a par with the Series C Preferred Stock in payment of dividends.

         REDEMPTION. Except as described below, the shares of Series C Preferred Stock may not be redeemed by the Company at its option prior to November 15, 2002. From and after November 15, 1999 and prior to November 15, 2002, the Company may redeem shares of Series C Preferred Stock, in whole or in part, at any time at a redemption price of 100% of the Liquidation Preference of the shares of Series C Preferred Stock redeemed, plus accrued and unpaid dividends, if any, whether or not declared, to the redemption date, if the average closing price of the Common Stock as reported in The Wall Street Journal for the 20 consecutive trading days prior to the notice of redemption thereof equals or exceeds $31.50 per share (subject to adjustments). From and after November 15, 2002, the Company may redeem shares of Series C Preferred Stock, in whole or in part, at the following redemption prices per share, expressed as percentages of the Liquidation Preference thereof, if redeemed during the 12-month period beginning November 15 in the year indicated below:


Year                                                                 Percentage

2002..............................................................     105.25%
2003..............................................................     103.50
2004..............................................................     101.75
2005 and thereafter...............................................     100.00


plus, in each case, accrued and unpaid dividends, if any, to the redemption date.

         On November 15, 2012 (the "Mandatory Redemption Date"), the Company is required to redeem all outstanding shares of Series C Preferred Stock at a redemption price of 100% of the Liquidation Preference of the shares of Series C Preferred Stock, plus accrued and unpaid dividends, if any, whether or not declared, to the Mandatory Redemption Date.

         The amount paid to the holders of shares of Series C Preferred Stock upon redemption that is allocable to the Liquidation Preference of the shares of Series C Preferred Stock shall be paid in cash and the amount of any accrued and unpaid dividends to be paid on the shares of Series C Preferred Stock redeemed shall be paid in cash, shares of Common Stock or any combination thereof at the option of the Company.

         CHANGE IN CONTROL. Upon the occurrence of a Change in Control (as hereinafter defined), the Company must make an offer to purchase (an "Offer to Purchase") all then outstanding shares of Series C Preferred Stock at a purchase price (the "Change in Control Purchase Price") in cash equal to 101% of their Liquidation Preference, plus all accrued and unpaid dividends (paid in cash), if any, whether or not declared, to the date such shares are purchased (the "Change in Control Purchase Date"). A "Change in Control" is defined as the occurrence of any of the following events: (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than Loral Space, Arianespace or David Margolese is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 40% of the total outstanding voting stock of the Company; (b) the Company consolidates with, or merges with or into another person or conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person, or any person consolidates with or merges with or into the Company, in any such event, pursuant to a transaction in which the outstanding voting stock of the Company is converted into or exchanged for cash, securities or other property, other than, at all times when the Notes are outstanding, those transactions that are not deemed a "Change of Control" under the terms of the Indenture; (c) during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election to such Board of Directors, or whose nomination for election by the stockholders of the Company, was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office; or (d) the Company is liquidated or dissolved or a special resolution is passed by the shareholders of the Company approving the plan of liquidation or dissolution, other than, at all times when the Notes are outstanding, those transactions that are not deemed a "Change of Control" under the terms of the Indenture.

         CONVERSION. Each share of Series C Preferred Stock may be converted at any time, at the option of the holder, unless previously redeemed, into a number of shares of Common Stock calculated by dividing the Liquidation Preference of the Series C Preferred Stock (without accrued and unpaid dividends) by $18.00 (as adjusted from time to time, the "Conversion Price"). The Conversion Price will not be adjusted at any time for accrued and unpaid dividends on the shares of Series C Preferred Stock, but will be subject to adjustment for the occurrence of certain corporate events affecting the Common Stock. Upon conversion, at any time after the First Scheduled Dividend Payment Date, holders of the Series C Preferred Stock will be entitled to receive all accrued and unpaid dividends upon the shares of Series C Preferred Stock converted payable in cash, shares of Common Stock, or a combination thereof, at the option of the Company. No accrued dividends will be paid on any shares of Series C Preferred Stock that are converted by the holders thereof prior to the First Scheduled Dividend Payment Date, unless such shares of Series C Preferred Stock are converted prior to a redemption date by holders thereof electing to convert such shares after having received a notice of redemption for such shares. Common Stock issued to pay dividends will be valued at the average closing price of the Common Stock as reported in The Wall Street Journal for the 20 consecutive trading days immediately preceding the date of such payment.

         The Conversion Price for shares of Series C Preferred Stock is subject to adjustment in certain events, including (i) dividends and other distributions payable in Common Stock on any class of capital stock of the Company, (ii) the issuance to all holders of Common Stock of rights or warrants entitling them to subscribe for or purchase Common Stock at less than fair market value, (iii) subdivisions, combinations and reclassifications of the Common Stock, (iv) distributions to all holders of Common

Stock of evidences of indebtedness of the Company or assets, and (v) a consolidation or merger to which the Company is a party or the sale or transfer of all or substantially all of the assets of the Company.

         VOTING RIGHTS. Other than the consent rights described below with respect to certain corporate actions, and except as otherwise provided by applicable law, holders of shares of Series C Preferred Stock will have no voting rights. Consent of the holders of a majority of the outstanding shares of Series C Preferred Stock will be required before the Company may take certain corporate actions, including (i) any amendment, alteration or repeal of any of the provisions of the Company's Certificate of Incorporation or Bylaws that affects adversely the voting powers, rights or preferences of the holders of the shares of Series C Preferred Stock, (ii) the authorization or creation of, or the increase in authorized amount of, any shares of any class or series of equity securities that ranks senior to or on a parity with the Series C Preferred Stock with respect to dividend rights and rights upon liquidation, winding up or dissolution and (iii) the merger or consolidation of the Company with or into any other entity, unless the resulting corporation will thereafter have no class or series of shares and no other securities either authorized or outstanding ranking prior to, or on a parity with, the Series C Preferred Stock in the payment of dividends or the distribution of its assets on liquidation, dissolution or winding up. In addition, in the event that (i) after the First Scheduled Dividend Payment Date, dividends payable on the shares of Series C Preferred Stock shall be in arrears in an aggregate amount equal to at least six quarterly dividend payments, (ii) the Company fails to redeem all of the outstanding shares of Series C Preferred Stock on the Mandatory Redemption Date, or (iii) the Company fails to make an Offer to Purchase upon a Change in Control, the holders of a majority of the outstanding shares of Series C Preferred Stock, voting as a class, will be entitled to elect (i) one director in the event that there are seven or fewer directors on the Board of Directors at such time or (ii) two directors in the event that there are eight or more directors on the Board of Directors at such time.

         In exercising the voting rights set forth herein or when otherwise granted voting rights by operation of law, each share of Series C Preferred Stock will be entitled to one vote per share.

         No consent of the holders of the Series C Preferred Stock will be required for (i) the creation of any indebtedness of any kind of the Company or
(ii) the authorization or issuance of any class of capital stock of the Company ranking junior to the Series C Preferred Stock in payment of dividends or upon liquidation, dissolution or winding up of the Company.

         LIQUIDATION. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, before any distribution of the assets of the Company to the holders of shares of Common Stock or any other capital stock of the Company ranking junior to the Series C Preferred Stock upon liquidation, dissolution or winding up of the Company, the holders of shares of Series C Preferred Stock will be entitled to receive out of the assets of the Company available for distribution to its stockholders, whether from capital, surplus or earnings, an amount per share of Series C Preferred Stock equal to $100.00 (the "Liquidation Preference"), plus accrued and unpaid dividends on such share of Series C Preferred Stock, if any, to the date of final distribution.

         In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, before any distribution of assets of the Company to the holders of shares of Series C Preferred Stock or any capital stock of the Company ranking on a par with the shares of Series C Preferred Stock, the holders of any shares of capital stock of the Company ranking senior to the Series C Preferred Stock and such parity stock shall be entitled to receive out of the assets of the Company available for distribution to its stockholders, whether from capital, surplus or earnings, an amount per share of such senior stock equal to the liquidation preference thereof, plus accrued and unpaid dividends thereon, if any, to the date of final distribution.

         If, upon any liquidation, dissolution or winding up of the Company, the amounts payable with respect to the shares of Series C Preferred Stock or any capital stock ranking on a par with the shares of Series C Preferred Stock are not paid in full, then such holders will share ratably in any such distribution of assets, or proceeds thereof, in proportion to the full respective preferential amounts to which they are entitled. Neither a consolidation nor a merger of the Company with one or more other corporations, nor a sale or a transfer of all or substantially all of the assets of the Company, will be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Company.

                              PLAN OF DISTRIBUTION

         The distribution of the Offered Shares by the Selling Stockholders may be effected from time to time in one or more transactions (which may involve block transactions), in special offerings, exchange distributions and/or secondary distributions, in negotiated transactions, in settlement of short sales of Common Stock, or a combination or such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Such transactions may be effected on a stock exchange, on the over-the-counter market or privately. The Selling Stockholders may effect such transactions by selling the Offered Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from one or more of the Selling Stockholders for whom they may act as agent (which compensation may be in excess of customary commissions). Without limiting the foregoing, such brokers may act as dealers by purchasing any and all of the Offered Shares covered by this Prospectus either as agents for others or as principals for their own accounts and reselling such securities pursuant to this Prospectus. The Selling Stockholders and any broker-dealers or other persons acting on their behalf that participate with such Selling Stockholders in the distribution of the Offered Shares may be deemed to be underwriters and any commissions received or profit realized by them on the resale of the Offered Shares may be deemed to be underwriting discounts and commissions under the Securities Act. As of the date of this Prospectus, the Company is not aware of any agreement, arrangement or understanding between any broker or dealer and any of the Selling Stockholders with respect to the offer or sale of the Offered Shares pursuant to this Prospectus.

         At the time that any particular offering of Offered Shares is made, to the extent required by the Securities Act, a prospectus supplement will be distributed, setting forth the terms of the offering, including the aggregate number of Offered Shares being offered, the names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

         The Selling Stockholders may from time to time pledge the Offered Shares owned by them to secure margin or other loans made to one or more of the Selling Stockholders. Thus, the person or entity receiving the pledge of any of the Offered Shares may sell them, in a foreclosure sale or otherwise, in the same manner as described above for a Selling Stockholder.

         The Company will not receive any of the proceeds from any sale of the Offered Shares by the Selling Stockholders.

         Pursuant to the Warrant Agreement and the Common Stock Purchase Warrants, the Company has agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act. The Company will bear customary expenses incident to the registration of the Offered Shares for the benefit of the Selling Stockholders in accordance with the terms of the Warrant Agreement and the Common Stock Purchase Warrants, other than underwriting discounts and commissions and their respective individual attorney fees, which will be borne by the Selling Stockholders.

         The Company has agreed to use its best efforts to ensure that the Warrant Shares are registered for resale pursuant to a Registration Statement on Form S-3 during the periods after February 15, 1998 in which the Warrant Shares are convertible into shares of Common Stock. The Company is not obligated under the terms of the Warrant Agreement to keep the Registration Statement of which this Prospectus is a part effective beyond the date that is the earlier of (i) one year after the date upon which all Series C Warrants have been exercised and
(ii) April 9, 2003.

         The Company has agreed to use its best efforts to register the Offered Shares issuable upon the exercise of the Common Stock Purchase Warrants for resale pursuant to a Registration Statement on Form S-3 no later than May 15, 1998. This obligation of the Company will terminate on June 15, 2005.

                                  LEGAL MATTERS

         Certain legal matters relating to the securities offered hereby are being passed upon for the Company by Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York.

                             INDEPENDENT ACCOUNTANTS

         The consolidated financial statements of the Company as of December 31, 1996 and 1997 for each of the three years in the period ended December 31, 1997, and for the period from May 17, 1990 (the date of inception) to December 31, 1997, incorporated herein by reference, have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of said firm as experts in accounting and auditing.

--------------------------------------------------------------------------------

         No dealer, salesperson or other individual has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer made by this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Underwriters. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstance, create an implication that there has been no change in the affairs of the Company since the date hereof. This Prospectus does not constitute an offer or solicitation by anyone in any state in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

                               -------------------

                                TABLE OF CONTENTS

                                                                            PAGE

Additional Information.........................................................3
Incorporation of Certain Documents
by Reference  .................................................................3
Special Note Regarding
Forward-Looking Statements.....................................................4
Risk Factors...................................................................5
The Company...................................................................16
Use of Proceeds...............................................................16
Selling Stockholders..........................................................16
Description of Securities.....................................................19
Plan of Distribution..........................................................23
Legal Matters.................................................................24
Independent Accountants.......................................................24

--------------------------------------------------------------------------------


--------------------------------------------------------------------------------

                                2,784,322 Shares


                                 CD Radio Inc.


                                  Common Stock


                                   ----------
                                   PROSPECTUS
                                   ----------



                                _________, 1998


--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table itemizes the expenses incurred by the Company in connection with the shares of Common Stock being registered. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee:

    Securities and Exchange Commission Registration Fee................. $24,740
    Nasdaq Listing Fees.................................................  $7,500
    Fees of Transfer Agent and Registrar................................
    Accounting Fees and Expenses........................................  $7,000
    Legal Fees and Expenses............................................. $35,000
    Printing, Engraving and Delivery Expenses...........................    $400
    Miscellaneous.......................................................      $0
                                                                        --------
             Total                                                       $74,640


    The Selling Stockholders will pay no portion of the foregoing expenses.


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the Delaware General Corporation Law authorizes a corporation to indemnify its directors, officers, employees and agents against certain liabilities they may incur in such capacities, including liabilities under the Securities Act, provided they act in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation. The Company's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws require the Company to indemnify its officers and directors to the full extent permitted by Delaware law.

         Section 102 of the Delaware General Corporation Law authorizes a corporation to limit or eliminate its directors' liability to the corporation or its stockholders for monetary damages for breaches of fiduciary duties, other than for (i) breaches of the duty of loyalty, (ii) acts or omissions involving bad faith, intentional misconduct or knowing violations of the law, (iii) unlawful payments of dividends, stock purchases or redemptions, or (iv) transactions from which a director derives an improper personal benefit. The Company's Amended and Restated Certificate of Incorporation contains provisions limiting the liability of the directors to the Company and to its shareholders to the full extent permitted by Delaware law.

         Section 145 of the Delaware General Corporation Law authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against him and incurred by him or her in any such capacity, or arising out of his or her status as such. The Company's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that the Company may, to the full extent permitted by law, purchase and maintain insurance on behalf of any director, officer, employee or agent of the Company against any liability that may be asserted against him or her and the Company currently maintains such insurance.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         (a) Exhibits.


         EXHIBIT    DESCRIPTION
         -------    -----------

           4.1 Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Company's Registration Statement on Form S-1 (File No. 33-74782)).
           4.2      Amended and Restated By-Laws (incorporated by reference to
                    Exhibit 3.2 to the Company's Registration Statement on Form S-1 (File No. 33-74782)).
           4.3 Form of Certificate for Shares of Common Stock (incorporated by reference to Exhibit 4.3 to the Company's Registration Statement on Form S-1 (File No. 33-74782)).
           4.4.1 Form of Certificate of Designations, Preferences and Relative, Participating, Optional and Other Special Rights of 10 1/2% Series C Convertible Stock ("Series C Certificate of Designations") (incorporated by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-4 (File No. 333-34761)).
           4.4.2 Certificate of Correction to Series C Certificate of Designations (incorporated by reference to Exhibit 3.5.2 to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1998.)
           4.4.3 Certificate of Increase of 10 1/2% Series C Convertible Stock (incorporated by reference to Exhibit 3.5.3 to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1998.)
           5.1      Opinion of Paul, Weiss, Rifkind, Wharton & Garrison.
          23.1      Consent of Coopers & Lybrand L.L.P.
          23.2 Consent of Paul, Weiss, Rifkind, Wharton & Garrison (to be included in Exhibit 5.1).
          24.1      Power of Attorney (included on signature page).

ITEM 17. UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

         (a) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to
Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (c) (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of a prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

             (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         (d) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

             (1) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (2) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and the of the estimated maximum offering range may be reflected in the form of prospectus filed by the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective statement;

             (3) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

         Provided, however, that the undertakings set forth in paragraphs (d)(1) and (d)(2) above do not apply if this Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on May 15, 1998.


                                       CD RADIO INC.


                                       By: /s/ David Margolese
                                       -----------------------
                                       David Margolese
                                       Chairman and Chief Executive Officer

                               POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints David Margolese or Lawrence F. Gilberti or either of them his true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agent, proxy and attorney-in-fact full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



Signature                  Title                                  Date
---------                  -----                                  ----

/s/ David Margolese        Chairman and Chief Executive Officer   May 15, 1998
-------------------        (Principal Executive Officer)
David Margolese


/s/ Andrew J. Greenebaum   Executive Vice President and Chief     May 15, 1998
------------------------   Financial Officer (Principal
Andrew J. Greenebaum       Financial and Accounting Officer)

/s/ Robert D. Briskman     Director                               May 15, 1998
----------------------
Robert D. Briskman


/s/ Lawrence F. Gilberti   Director                               May 15, 1998
------------------------
Lawrence F. Gilberti


/s/ Joseph Vittoria        Director                               May 15, 1998
-------------------
Joseph Vittoria

/s/ Ralph V. Whitworth     Director                               May 15, 1998
----------------------
Ralph V. Whitworth

                                 EXHIBIT INDEX

 EXHIBIT    DESCRIPTION                                                     PAGE
 -------    -----------                                                     ----

   4.1      Amended and Restated Certificate of Incorporation
            (incorporated by reference to Exhibit 3.1 to the Company's Registration Statement on Form S-1 (File No. 33-74782)).
   4.2      Amended and Restated By-Laws (incorporated by reference to
            Exhibit 3.2 to the Company's Registration Statement on Form
            S-1 (File No. 33-74782)).
   4.3 Form of Certificate for Shares of Common Stock (incorporated by reference to Exhibit 4.3 to the Company's Registration
            Statement on Form S-1 (File No. 33-74782)).
   4.4.1    Form of Certificate of Designations, Preferences and
            Relative, Participating, Optional and Other Special Rights of 10 1/2% Series C Convertible Stock (incorporated by reference to Exhibit 4.1 to the Company's Registration
            Statement on Form S-4 (File No. 333-34761)).
   4.4.2 Certificate of Correction to Series C Certificate of Designations (incorporated by reference to Exhibit 3.5.2 to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1998.)
   4.4.3    Certificate of Increase of 10 1/2% Series C Convertible
            Stock (incorporated by reference to Exhibit 3.5.3 to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1998.)
   5.1      Opinion of Paul, Weiss, Rifkind, Wharton & Garrison.
  23.1      Consent of Coopers & Lybrand L.L.P.
  23.2 Consent of Paul, Weiss, Rifkind, Wharton & Garrison (to be included in Exhibit 5.1).
  24.1      Power of Attorney (included on signature page).

                                      II-7